Exhibit 12



                               Hospitality Properties Trust
                     Computation of Ratio of Earnings to Fixed Charges
                           (in thousands, except ratio amounts)


                                                                 For the
                                                                Year Ended
                                                               December 31,
                                                   --------------------------------------
                                                      1998          1997          1996
                                                             (in thousands)

Income Before Extraordinary Items                   $ 87,982      $ 59,153      $ 51,664
Fixed Charges                                         21,751        15,534         5,646
                                                    ========      ========      ========
Adjusted Earnings                                   $109,733      $ 74,687      $ 57,310
                                                    ========      ========      ========


Fixed Charges:
     Interest on indebtedness and amortization of
deferred finance costs                              $ 21,751      $ 15,534      $  5,646
                                                    --------      --------      --------

Total Fixed Charges                                 $ 21,751      $ 15,534      $  5,646
                                                    ========      ========      ========


Ratio of Earnings to Fixed Charges                     5.04x         4.81x        10.15x
                                                    ========      ========      ========
